UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 14, 2011
CORPORATE PROPERTY ASSOCIATES 16 - GLOBAL INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32162 (Commission File Number)	80-0067704 (IRS Employer Identification Number)

50 Rockefeller Plaza New York, NY (Address of principal executive offices)	10020 (Zip Code)
(212) 492-1100
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Interim Adjustment of Estimated Net Asset Value
The registrant announced today that it had made an interim adjustment to its estimated net asset value (“NAV”) per share. As a result of this adjustment, its NAV as of June 30, 2011 has been determined to be $8.90 per share. The registrant normally calculates its NAV annually as of year-end. Factors used to calculate NAV per share include estimates of the fair market value of the registrant’s real estate and mortgage debt, which are provided by a third party. The registrant then adjusts this amount based on certain factors, principally estimated disposition costs (including estimates of expenses, commissions and fees payable to its advisor) and an estimate of the registrant’s net other assets and liabilities as of the same date. The estimate of the registrant’s net other assets and liabilities is based on unaudited preliminary financial results, which may differ from amounts included in the registrant’s audited consolidated financial statements. The estimate produced by this calculation is then rounded to the nearest $0.10.
The appraisal is based on a property level analysis of the registrant’s properties by applying a discounted cash flow analysis to: (1) the estimated net operating income for each property in the portfolio during the remaining anticipated lease term and (2) the estimated residual value of each property from a hypothetical sale of the property upon the expiration of the lease. The hypothetical sale amount was derived by capitalizing the estimated net operating income of each property for the year following the lease expiration at a selected capitalization rate.
The discount rates and residual capitalization rates used to value the properties were selected based on several factors, including the creditworthiness of the lessees, industry surveys, interviews with real estate brokers and other industry professionals, property type, location and age, current lease rates relative to market lease rates and anticipated lease duration. The discount rates applied to the estimated net operating income of each property ranged from approximately 1.6% to 15.9%. The discount rates applied to the estimated residual value of each property ranged from approximately 8.3% to 16.5%. The residual capitalization rates applied to the properties ranged from approximately 6.8% to 15.0%. The resulting imputed capitalization rates based on the estimated net operating income of the registrant was 8.9%.
The resulting appraised real estate values of the registrant’s portfolio were then adjusted for a number of items, the largest of which was the estimated fair market value of the property level non-recourse mortgage debt. The fair market value of such property level debt was determined based upon available market data for comparable liabilities and applying selected discount rates to the stream of future debt payments. The discount rates applied to the future property level debt payments for the registrant excluding four special tenant situations (where fair value of assets was estimated to be lower than the outstanding balance of property level debt) ranged from approximately 2.7% to 11.0%.
In December 2010, the registrant had announced that, in connection with the proposed merger of one of its affiliates, Corporate Property Associates 14 Incorporated (“CPA 14”), with and into one of the registrant’s subsidiaries (the “Merger”), it had determined that its NAV as of September 30, 2010 was $8.80 per share. That amount has now been adjusted upward by $0.10 per share as of June 30, 2011 to reflect a more recent analysis conducted as a result of the completion of the Merger on May 2, 2011.
Starting September 2011, the updated NAV of $8.90 per share will be used for purposes of effectuating permitted redemptions of the registrant’s common stock and issuing shares pursuant to its distribution reinvestment plan.
The determination of the registrant’s NAV involves a number of assumptions and management judgments, including disposition costs and net other assets and liabilities. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $8.90 per share if the registrant were to liquidate or engage in another type of liquidity event today.
Modifications to Redemption Plan
The registrant maintains a quarterly redemption plan pursuant to which it may, at the discretion of its board of directors, redeem shares of its common stock from stockholders seeking liquidity. On September 14, 2011, the registrant’s board of directors approved certain modifications to the redemption plan as described below.
•	Redemption Price. The current redemption price of 93% of the estimated net asset value per share (“NAV”) has been changed to the following schedule:

Holding Period	Redemption Price
< 8 years	93% of NAV
8 years	94% of NAV
9 years	95% of NAV
10 years	96% of NAV
11+ years	97% of NAV
The holding period begins with the original date of the stockholder’s investment in the registrant or a predecessor entity of the registrant. The shares must be held for at least one year from the date of issuance.
A stockholder may continue to present to the registrant fewer than all of the stockholder’s shares for redemption, provided that the stockholder present for redemption at least 25% of the stockholder’s shares. Partial redemption requests will now be processed on a first in, first out basis for stockholders with multiple investment purchases, including distribution reinvestment plan purchases.

•	Special Circumstances Redemptions. The redemption program will now accommodate certain special circumstances. Provided that the redemption request is made within one calendar year of the event giving rise to the following special circumstances (“Special Circumstances Redemptions”), the registrant may allow a special redemption of shares (a) upon the request of the estate, heir or beneficiary of a deceased stockholder or (b) upon the disability of a stockholder or upon a stockholder’s confinement to a long-term care facility, provided that the condition causing such disability or need for long-term care was not preexisting on the date that such person became a stockholder. The purchase price per share for Special Circumstances Redemptions will be the greater of (i) the price paid to acquire the shares from the registrant or (ii) the schedule above.

Furthermore, in order for the disability to be considered a qualifying disability, the stockholder must receive a determination of disability based on a physical or mental condition or impairment made by the governmental agency responsible for reviewing the disability retirement benefit that the stockholder could be eligible to receive. The governmental agencies are limited to the following: (a) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time; (b) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time; or (c) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the terms available for Special Circumstances Redemptions, unless permitted in the discretion of our board of directors. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by (1) the stockholder’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S.

Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that the registrant deems acceptable and demonstrates an award of the disability benefits.

The registrant understands that the following disabilities do not entitle a worker to Social Security disability benefits:
•	disabilities occurring after the legal retirement age;

•	temporary disabilities; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.
Therefore, these disabilities will not qualify for the terms available for Special Circumstances Redemptions.
“Confinement to a long-term care facility” means either (a) the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or (b) that a licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility. A “long-term care facility” means an institution that: either (a) is approved by Medicare as a provider of skilled nursing care or (b) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands). Redemption requests following confinement to a qualifying long-term care facility must be accompanied by (1) a written statement from a licensed physician certifying either the stockholder’s continuous and continuing confinement to a long-term care facility over the course of the last year or that the licensed physician has determined that the stockholder will be indefinitely confined to a long-term care facility and (2) a written statement from the long-term care facility verifying date of admittance.
The changes adopted by the registrant’s board of directors to the redemption program will take effect immediately. Except as described above, no material changes are being made to the registrant’s redemption program. The approval of redemption requests remains subject to the discretion of the registrant’s board of directors. The board of directors, in its sole discretion, may amend, suspend or terminate the redemption plan at any time it determines that such amendment or suspension or termination is in the registrant’s best interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED
Date: September 21, 2011	By:	/s/ Mark J. DeCesaris
Mark J. DeCesaris
Managing Director and Chief Financial Officer